UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): January 29, 2008
RELIANCE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Missouri	000-52588	43-1823071
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

10401 Clayton Road
Frontenac, Missouri	63131
(Address of principal executive offices)	(Zip Code)
(314) 569-7200
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Explanatory Note
     On February 4, 2008, Reliance Bancshares, Inc. filed a Current Report on Form 8-K announcing the resignation of James W. Sullivan as Chief Financial Officer and the appointment of Dale E. Oberkfell as the principal financial and accounting officer. This amended Current Report on Form 8-K/A is being filed to correct the date of the Current Report, include the required information under the appropriate Item number pursuant to the Form 8-K rules and to remove the Exhibit reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     James W. Sullivan, Chief Financial Officer and principal financial and accounting officer of Reliance Bancshares, Inc. (the “Company”), has resigned effective January 29, 2008 to pursue a new career opportunity. Mr. Sullivan served as a member of the Company’s senior management team during his five- year tenure at the Company and was responsible for the development and management of finance, accounting and planning functions of the Company.
     As a result of his resignation, the Company and Mr. Sullivan entered into a Resignation Compensation Agreement pursuant to which Mr. Sullivan will receive $24,230 as compensation for four weeks vacation and six weeks salary. In addition, the Company and Mr. Sullivan entered into a Stock Option and ESPP Repurchase Agreement under which the Company repurchased certain of Mr. Sullivan’s accumulated stock options and restricted common stock for a total of $297,430, as follows:(i) options to purchase 65,000 shares of Class A common stock at a composite exercise price of $12.00 per share; and (ii) 620 shares of Class A restricted common stock at a composite price of $12.00 per share. Mr. Sullivan forfeited options to purchase an additional 4,000 shares.
     Effective January 30, 2008, the Board of Directors has appointed Dale E. Oberkfell to act as Chief Financial Officer and principal financial and accounting officer until these positions are filled. Mr. Oberkfell, age 51, was hired by the Company in May 2005 to serve as Executive Vice President, as well as President and Chief Operating Officer of Reliance Bank, a subsidiary of the Company. Prior to joining the Company, Mr. Oberkfell was a principal with the accounting firm Cummings, Oberkfell and Ristau, P.C. (now Cummings, Ristau & Associates, P.C.) and has over 25 years of banking and corporate accounting experience.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 28, 2008

RELIANCE BANCSHARES, INC. (Registrant)
By:	/s/ Dale E. Oberkfell
	Name:	Dale E. Oberkfell
	Title:	Chief Financial Officer